Exhibit 99.1

Pier 1 Provides Business Update

Fort Worth, Texas – April 14, 2020 – Pier 1 Imports, Inc. (OTCPK: PIRRQ) (“Pier 1” or the “Company”) today announced that, in light of the ongoing COVID-19 pandemic and the Company’s Chapter 11 process, Pier 1 has extended its previously announced furloughs for certain home office, store and distribution associates until further notice. The company will also maintain the previously communicated pay reductions that were implemented on March 23 until further notice. The Company has mailed conditional notices (the “Notices”) to associates in its home office, distribution centers and fulfillment centers and customer relations call center, pursuant to the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”).

“The impact of the COVID-19 pandemic continues to be far-reaching and unpredictable, and the actions announced today are intended to create flexibility for the Company as we work to determine the best path forward for Pier 1,” said Robert Riesbeck, Pier 1’s Chief Executive Officer and Chief Financial Officer. “The Board and leadership team are making every effort to achieve the best outcome for our company and our stakeholders in our court-supervised process. Our associates have always been one of our most important assets, and we thank them for their continued commitment to our company and our customers.”

While the Notices begin the 60-day notice period that must be given prior to closing certain business locations under the WARN Act, the Company has not yet made a final determination to permanently close business locations beyond those addressed in prior announcements. Whether the Company will elect to permanently close additional locations depends upon future determinations that cannot be predicted at this time. Delivery of the Notices at this time provides the Company with additional flexibility as it evaluates its best path forward.

Pier 1 is continuing to serve customers through Pier1.com, and orders are being processed and filled. Pier 1 stores remain closed and the Company will continue to follow the guidelines of government and health officials.

As previously announced on March 24, 2020, Pier 1 implemented a furlough program for approximately 65% of home office associates and for certain store and distribution associates. As announced in February 2020, Pier 1 commenced voluntary Chapter 11 proceedings in the U.S. Bankruptcy Court for the Eastern District of Virginia to pursue a sale of the Company.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Pier 1 may also make forward-looking statements in other reports filed with the United States Securities and Exchange Commission (“SEC”), in press releases, in presentations and in material delivered to Pier 1’s shareholders. Forward-looking statements provide current expectations of future events based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments, and other relevant factors. These statements encompass information that does not directly relate to any historical or current fact and often may be identified with words such as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and other similar expressions.

Risks and uncertainties that may affect Pier 1’s operations and performance include, among others: risks and uncertainties associated with Pier 1’s and its subsidiaries’ Chapter 11 cases; risks and uncertainties related to, and the impact of, the temporary closure of Pier 1’s stores nationwide and its corporate headquarters, the length of time its stores and corporate headquarters are closed and the associated costs and loss of revenue and impact on liquidity; the failure by Pier 1 to identify, develop and successfully implement immediate action plans and longer-term strategic initiatives; the inability of Pier 1 to anticipate, identify and respond to changing customer trends and preferences for home décor and furniture and to identify, source, ship and deliver items of acceptable quality to its U.S. distribution and fulfillment centers, stores and customers at reasonable prices and rates in a timely fashion; risks related to outsourcing certain business processes to third-party vendors, including disruptions in business, cyber security threats and increased costs; an overall decline in the health of the U.S. economy and its impact on consumer confidence and spending; disruptions in Pier 1’s domestic supply chain or e Commerce website; failure to successfully manage and execute Pier 1’s marketing initiatives; negative impacts from a failure to control merchandise returns and recalls; potential impairment charges on certain long-lived assets; Pier 1’s access to adequate operating cash flow, trade credit, borrowed funds and capital to fund its operations and pay its obligations as they become due, including the impact of continued deterioration of Pier 1’s financial performance or adverse trends or disruption in the global credit and equity markets; the highly competitive retail environment with companies offering similar specialty home merchandise; factors affecting consumer spending, including employment levels and disposable income, interest rates, consumer debt levels, fuel and transportation costs and other factors; an inability to operate in desirable locations at reasonable rental rates and to close underperforming stores at or before the completion of their lease terms; failure to attract, motivate and retain an effective management team or changes in the cost or availability of a suitable workforce; failure to successfully manage omni-channel operations; seasonal variations; increases in costs that are outside Pier 1’s control; adverse weather conditions and natural disasters; risks related to Pier 1’s dependence on technology in the operation of its business; failure to protect consumer data; failure to successfully implement new information technology systems and enhance existing systems; risks related to cybersecurity and e-Commerce related fraud; failure to maintain positive brand perception and recognition; risks related to imported merchandise including the health of global, national, regional, and local economies and their impact on vendors, manufacturers and merchandise; factors beyond Pier 1’s control, including general economic and market conditions, fluctuations in Pier 1’s financial condition or other factors that could affect the common stock price; risks related to actions by activist shareholders; regulatory and legal risks; and litigation risks.

Pier 1 assumes no obligation to update or otherwise revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized. Additional information concerning these risks and uncertainties is contained in Pier 1's Annual Report on Form 10 K for the fiscal year ended March 2, 2019, as filed with the SEC and in Pier 1’s other filings with the SEC.

About Pier 1 Imports, Inc.

Founded with a single store in 1962, Pier 1 Imports is a leading omni-channel retailer of unique home décor and accessories. The Company’s products are available through approximately 541 Pier 1 stores in the U.S. and online at pier1.com. For more information or to find the nearest store, please visit pier1.com.

Contact:

Jennifer Engstrand Reeder

mediarelations@pier1.com